Exhibit 19.1

OLD SECOND BANCORP, INC.

POLICY REGARDING TRADING IN COMPANY SECURITIES

AND

CONFIDENTIALITY OF INFORMATION

Introduction

As a publicly traded company, Old Second Bancorp, Inc. (the “Company”) has certain legal and ethical responsibilities with respect to the market for its securities and the confidentiality of information about the Company and the Company’s clients and other business associates obtained in the ordinary course of business.  In this regard, the Board of Directors of the Company has adopted this Policy Regarding Trading in Company Securities and Confidentiality of Information (this “Policy”) which applies to all Company personnel, including all directors, officers and employees of the Company and its subsidiaries (collectively referred to as “insiders”).  For purposes of this Policy, the term “Company” shall refer to and include the Company, Old Second National Bank and any of their subsidiaries, and the term “officers” shall mean the Company’s executive officers subject to Section 16 of the Securities Exchange Act of 1934, as amended.

The Policy is designed to ensure that no trading by insiders occurs while the general public is, or is likely to be, at a significant disadvantage because certain information about the Company has not been made publicly available or, although publicly disclosed, has not had time to be widely disseminated to the investment community.  The Policy accomplishes these goals, in part, by establishing certain “window” periods during which insiders and their families may buy or sell Company Securities (as defined below), as well as certain “blackout” periods, during which time no trading may be effected.  The established blackout periods are based upon certain cyclical factors, such as when quarterly or annual financial results may be nearly completed by the Company but not yet officially made available to the investment community, or when insiders have, or may be deemed to have, information about future changes in the Company’s business, such as with respect to a merger, acquisition or development of a new product or service.

For purposes of this Policy, trading includes purchases and sales of stock, derivative securities such as any options (including puts and calls), warrants, preferred stock and debt securities (debentures, bonds and notes) of Old Second Bancorp, Inc. (collectively, “Company Securities”).  However, the prohibition on insider trading in this Policy is not limited to trading in Company Securities. It includes trading in the securities of other firms, such as those with which the Company (a) may be negotiating a material transaction, such as an acquisition, investment or sale or (b) may have a proposed, present or past lending relationship.  Information that is not material to the Company may nevertheless be material to one of those other firms.

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Resolving Doubts:  If you have any doubt about your responsibilities under this Policy, seek clarification and guidance from the Corporate Secretary or the Shareholder Relations Manager (a “Trading Compliance Officer”), before you act.  Do not try to resolve uncertainties on your own.

A Caution About Possible Inability to Sell:   All insiders must recognize that trading in Company Securities may be prohibited at a particular time because of the existence of Material Nonpublic Information (as defined below).  Anyone purchasing Company Securities (as defined below) must consider the inherent risk that a sale of the securities could be prohibited at a time he or she might desire to sell such securities.  The next opportunity to sell might not occur until after an extended period, during which time the market price of the securities might decline.

Please read this Policy carefully.  If you have any questions regarding the Policy or its application to you, or your family or associates, please do not hesitate to contact a Trading Compliance Officer.

1.	Prohibition Against Trading on Undisclosed Material Information.

Directors, officers and employees of the Company and its subsidiaries may not buy or sell any Company Securities during the period beginning at the time the director, officer or employee gains possession of any Material Nonpublic Information (as defined below) relating to the Company and terminating two full business days after the public announcement of such material information.

Note:“Material Nonpublic Information” means any information, positive or negative, which might be of significance to an investor in determining whether to purchase, sell or hold Company Securities.  Information may be significant for this purpose even if it would not alone determine an investor’s course of action.  Some examples of Material Nonpublic Information include information concerning a potential merger, acquisition or tender offer, financial information about revenues, earnings or other aspects of the Company’s performance which departs from what the market would expect based upon prior disclosures, important business developments, writedowns and additions to reserves for nonaccrual and past due loans, significant cybersecurity incidents, pending or threatened regulatory enforcement actions and pending or threatened significant litigation.  This list is merely illustrative, however, and a variety of other types of information may be material under certain circumstances.

You are prohibited from trading in Company Securities, directly and indirectly, while in possession of such information, even if the general “window” period for trading described in Paragraph 2 below is open.  The same restrictions that apply to you apply to your family members who reside with you (including a spouse, child, a child away at college, stepchildren, grandchildren, parents, siblings and in-laws), anyone else who lives in your household and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control – such as parents or children who consult with you before they trade in Company Securities. This Policy also applies to any entities that you influence or control, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.  Any such other person or entity is referred to in this Policy as a “Related Party” of the applicable director, officer or employee of the Company.

Once material information is announced, trading can occur after a lapse of two full business days.  For example, if an announcement is made before the commencement of trading on a Monday of a week during which each day is a business day, an employee may trade in Company Securities starting on Wednesday of that same week.  If the announcement is made on Monday after trading begins, employees may not trade in Company Securities until Thursday (assuming each weekday is a business day).  Please consult one of the Company’s officers if you are uncertain when trading may commence following an announcement.

The above prohibition against trading on Material Nonpublic Information generally reflects the requirements of federal and state securities laws as well as the Company’s Policy. A breach of this Policy will be considered as grounds for dismissal and may also very likely constitute a serious legal violation.

2.	Restricted Periods Regarding the Announcement of Financial Results; Pre-clearance of Transactions by Directors and Officers.

(a)	Quarterly Blackouts. Directors, officers and certain designated employees of the Company (and their respective Related Parties) (collectively, “Covered Persons”) may not trade in any securities of the Company during the period beginning five business days prior to the end of each fiscal quarter and terminating after two full business days after the public announcement of the Company’s current financial results for the most recently ended fiscal quarter or year. The Company will notify you if you are a designated employee subject to the trading restrictions in this Paragraph 2(a) and/or Paragraph 2(b).

Note:  The announcement date of quarterly and annual financial results varies, but generally occurs toward the middle of the month following the end of the respective fiscal quarter or year. Again, the limitations described in Paragraph 1 above relating to Material Nonpublic Information remain applicable and take precedence even during times when trading is otherwise permitted by this Paragraph 2.

(b)	Pre-clearance of Transactions by Covered Persons. Covered Persons may not engage in any transaction involving Company Securities (including an option exercise, or a gift, loan, pledge or hedge, contribution to a trust or any other transfer) or establish a Rule 10b5-1 Plan without first obtaining pre-clearance of the transaction or Rule 10b5-1 Plan from a Trading Compliance Officer, as designated in the Policy Statement. With respect to a transaction not pursuant to a Rule 10b5-1 Plan, a Covered Person should submit a request for pre-clearance to a Trading Compliance Officer at least two business days in advance of the proposed transaction. With respect to a Covered Person adopting a Rule 10b5-1 Plan, a Covered Person should submit a request for pre-clearance of the Rule 10b5-1 Plan well in advance. A Trading Compliance Officer is under no obligation to approve a transaction or Rule 10b5-1 Plan submitted for pre-clearance, and may determine not to permit the transaction or Rule 10b5-1 Plan. If a Covered Person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating the proposed transaction in Company Securities, and should not inform any other person of the restriction. If permission to engage in a transaction or Rule 10b5-1 Plan is granted, the transaction or Rule 10b5-1 Plan must be effected or entered into, as applicable, within five business days of receipt of pre-clearance (or it will require a subsequent pre-clearance).

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any Material Nonpublic Information about the Company, and should describe fully those circumstances to a Trading Compliance Officer.  The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months or expects to effect any non-exempt “opposite-way” transactions during the subsequent six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5 and, if applicable, a Form 144.

A Trading Compliance Officer may not trade in Company Securities or establish a Rule 10b5-1 Plan unless another Trading Compliance Officer or the Company’s general counsel has approved the transaction or the Rule 10b5-1 Plan in accordance with this Policy.

3.	Pre-Existing Trading Plans.

An insider may have trades made on his or her behalf in Company Securities during a restricted period or when the insider is in possession of material nonpublic information if the insider enters into a plan, contract or instruction that complies with SEC Rule 10b5-1 at a time that is not during a restricted period and while the insider is not in possession of material nonpublic information (a “Rule 10b5-1 Plan”).  In accordance with the foregoing restrictions, trades may be made pursuant to a Rule 10b5-1 Plan despite the fact that the insider may be in possession of material nonpublic information, or the Company is in a restricted period, at the actual time of the trade.  Generally, a Rule 10b5-1 Plan must specify the amount of securities to buy or sell, the price at which to buy or sell, as well as specific time periods for the trades.  A sample plan is attached as Appendix A.  You must notify a Trading Compliance Officer, prior to entering into a Rule 10b5-1 Plan for Company Securities.  The Company considers the adherence to the securities laws to be of utmost importance, and an insider’s reliance on a trading plan will not necessarily relieve the insider of liability.

4.	Confidentiality of Information.

Directors, officers and employees of the Company and its subsidiaries may not discuss internal Company matters or developments with anyone outside of the Company, except as required in the performance of their regular corporate duties.

Note:  This prohibition applies specifically (but not exclusively) to inquiries about the Company which may be made by the financial press, investment analysts or others in the financial community.  It is important that all such communications on behalf of the Company be made only through an appropriately designated officer under carefully controlled circumstances.  Unless you are expressly authorized to the contrary, if you receive any inquiries of this nature, you should decline comment and refer the inquiry to the Corporate Secretary.  Unauthorized disclosure of internal information about the Company (or confidential information about our customers or vendors) could cause serious problems, whether or not for the purpose of facilitating improper trading in Company Securities.

5.	Trading on Information About Other Companies.

Directors, officers and employees of the Company and its subsidiaries are prohibited from trading in the securities of any other company at a time when in possession of Material Nonpublic Information about such company.

Note:  In the course of your employment, you may become aware of Material Nonpublic Information about other companies, including other companies with which the Company has business dealings.

6.	Tipping.

Directors, officers and employees of the Company and its subsidiaries may not discuss with family members, friends or others confidential or Material Nonpublic Information concerning the Company or any party with whom the Company or any of its subsidiaries have a business relationship.

Note:  Improper disclosure of Material Nonpublic Information to another person who trades in the securities of the Company or any other company with which the Company has dealings (so-called “tipping”) is also a serious legal offense.  If you disclose information about the Company, or information about any other company which you acquire in connection with your employment with the Company, you may be held legally responsible for the trading of the person receiving the information from you (your “tippee”) and also persons who receive the information directly or indirectly from your tippee.  In such cases, you may be subject to substantial civil and criminal penalties.

7.	Limitation on Certain Activities.

The Company considers it improper and inappropriate for our directors, officers and employees to engage in short-term or speculative transactions in Company securities or in other transactions in Company securities that may lead to inadvertent violations of the insider trading laws. Accordingly, your trading in Company securities is subject to the following additional guidance.

(a)	Short Sales. Directors, officers and employees of the Company and its subsidiaries may not trade in puts, calls or similar options on any Company Securities or sell any Company Securities “short.”
(b)	Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a director, officer or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director, officer or employee to continue to own Company Securities, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other stockholders. Therefore, directors, officers and employees of the Company and its subsidiaries are prohibited from engaging in any such transactions.

(c)	Pledging Policy. Securities held in a margin account or pledged as collateral for a loan may be sold without the customer’s consent by the broker if the customer fails to meet a margin call or by the lender in foreclosure if the borrower defaults on the loan. Because a margin or foreclosure sale may occur at a time when the pledgor is aware of insider information or otherwise are not permitted to trade in Company Securities or has potential liability under Section 16, directors, officers and employees are of the Company and its subsidiaries are prohibited from holding Company Securities in a margin account or pledging Company securities as collateral for a loan; provided, that, Company Securities held in a margin account that holds Company Securities, or pledged as collateral for a loan (or renewal thereof) secured by Company Securities, as of the date of this Policy will not be subject to this restriction.
8.	Exceptions.

The trading restrictions of this Policy Statement do not apply to the following transactions (except as specifically noted):

(a)	Exercise of a Stock Options. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
(b)	Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.
(c)	401(k) Plan. This Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (i) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (ii) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (iii) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and (iv) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
(d)	Transactions Not Involving a Purchase or Sale. Bona fide gifts of securities are not subject to this Policy unless such gift is made for the purpose of evading this Policy (for example, the person making the gift has reason to believe that the recipient intends to sell the Company Securities while the officer, employee or director is aware of Material Nonpublic Information).

(e)	Exceptions Approved by the Compensation Committee. The Compensation Committee of the Board of Directors of the Company may approve exceptions to this Policy. The Compensation Committee shall not be required to approve any exception to this Policy (regardless of whether the Compensation Committee may have previously approved the same exception, or a similar exception, for the same (or a different) person or entity subject to this Policy).
9.	Personal Responsibility.

You should remember that the ultimate responsibility for adhering to this Policy and avoiding improper trading rests with you. You are responsible for making sure that you comply with this Policy, and that any family members and controlled entities also comply with this Policy.  In all cases, it is your responsibility for determining whether you are in possession of Material Nonpublic Information, and any action on the part of the Company or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate you from liability under applicable securities laws.

10.	Consequences of Violation.

Knowing or willful violations of the letter or spirit of this Policy will be grounds for immediate dismissal from the Company.

Note:  The Company considers strict compliance with this Policy to be a matter of utmost importance.  The Company would consider any violation of this Policy, or the securities laws described herein, by a Company insider as a threat to the Company’s reputation.  Violation of this Policy or the law could cause extreme embarrassment and possible legal liability to you and the Company.  Violation of the Policy may also expose the violator to severe criminal penalties as well as civil liability to any person injured by the violation.

Appendix A

FORM OF TRADING PLAN

[Omitted.]

*Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished to the U.S. Securities and Exchange Commission upon request.

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